October 2017
Free Writing Prospectus
Registration Statement No. 333-202524
Dated October 25, 2017
Filed Pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has appreciated, investors will receive the stated principal amount of their investment plus a payment reflecting the leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, at maturity, if the price of the underlying shares has depreciated, the investor will lose 1% for every 1% decline in the underlying shares from the pricing date to the valuation date. The PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares. Investors may lose up to 100% of the stated principal amount of the PLUS. All payments on the PLUS are subject to the credit risk of HSBC.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	February 5, 2019, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:	Shares of the Alerian MLP ETF (the “index fund”) (Bloomberg symbol: “AMLP”)
Aggregate principal amount:	$
Payment at maturity:

•     If the final share price is greater than the initial share price:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final share price is less than or equal to the initial share price

$10 x the share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will result in a loss of up to 100% of your investment. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	300%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The official closing price of the underlying shares on the pricing date
Final share price:	The official closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official closing price:	The official closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “AMLP UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date*:	January 31, 2019, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$14.50 per PLUS (145.00% of the stated principal amount).
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date*:	October 31, 2017
Original issue date*:	November 3, 2017 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the PLUS will be less than the price you pay to purchase the PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your PLUS in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The estimated initial value of the PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the PLUS in the secondary market, if any.”
CUSIP:	40435H327
ISIN:	US40435H3277
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.

Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.175(1)	$9.775
		$0.05(2)
Total	$	$	$
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.225 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.175 for each PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each PLUS.

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the PLUS.

The estimated initial value of the PLUS on the pricing date is expected to be between $9.45 to 9.75 per PLUS, which will be less than the price to public. The market value of the PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

An investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 4 of this free writing prospectus, and page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the PLUS, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares, subject to the maximum payment at maturity

▪	To enhance positive returns and potentially outperform the underlying shares in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Index fund:	Alerian MLP ETF (Please see the section “Information About the Alerian MLP ETF” for additional information about the index fund.)
Underlying index:	MSCI Emerging Markets Index, an index which is intended to measure the performance of equity markets in the global emerging markets.
Maturity:	Approximately 15 months
Leverage factor:	300%
Maximum payment at maturity:	$14.50 per PLUS (145.00% of the stated principal amount)
Minimum payment at maturity:	None. You may lose your entire initial investment in the PLUS.
Coupon:	None

Key Investment Rationale

The PLUS offer 300% leveraged upside on the positive performance of the underlying shares, subject to the maximum payment at maturity of $14.50 per PLUS (145.00% of the stated principal amount). However, if the price of the underlying shares has decreased as of the valuation date, investors will lose 1% for every 1% that the price has decreased. Investors may lose up to 100% of the stated principal amount of the PLUS.

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying shares. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Upside Scenario	The price of the underlying shares increases and, at maturity for each PLUS, we will pay the stated principal amount of $10 plus 300% of the share percent increase, subject to the maximum payment at maturity of $14.50 per PLUS (145.00% of the stated principal amount).
Par Scenario	The price of the underlying shares does not change and, at maturity for each PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The price of the underlying shares declines and, at maturity for each PLUS, we will pay less than the stated principal amount by an amount that is proportionate to the decline.

October 2017	Page 2

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS assuming the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	300%

Maximum payment at maturity:	$14.50 per PLUS (145.00% of the stated principal amount).

PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than the initial share price, investors would receive the $10 stated principal amount plus 300% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity of $145.00 per PLUS. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final share price of 115.00% of the initial share price.

▪	For example, if the price of the underlying shares appreciates 3%, investors would receive a 9% return, or $10.90 per PLUS.

▪	For example, if the price of the underlying shares appreciates 30%, investors would receive only the maximum payment at maturity of $14.50 per PLUS, or 145.00% of the stated principal amount.

▪	Par Scenario: If the final share price is equal to the initial share price, investors would receive the stated principal amount of $10 per PLUS.

▪	Downside Scenario: If the final share price is less than the initial share price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.

▪	For example, if the price of the underlying shares depreciates 30%, investors would lose 30% of their principal and receive only $7 per PLUS at maturity, or 70% of the stated principal amount.

October 2017	Page 3

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investor Suitability

The PLUS may be suitable for you if:

▪     You seek an investment with an enhanced return linked to the potential positive performance of the underlying shares and you believe the price of the underlying shares will increase over the term of the PLUS.

▪     You are willing to invest in the PLUS based on the maximum payment at maturity of 145.00% of the stated principal amount, which may limit your return at maturity.

▪     You are willing to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying shares decrease over the term of the PLUS.

▪     You are willing to forgo dividends or other distributions paid to holders of the underlying shares or to holders of any of the stocks held by the index fund.

▪     You are willing to accept the risk and return profile of the PLUS versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the PLUS to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the PLUS.

The PLUS may not be suitable for you if:

▪     You believe the level of the underlying shares will decrease, or that it will not increase sufficiently to provide you with your desired return.

▪     You are unwilling to invest in the PLUS based on the maximum payment at maturity of 145.00% of the stated principal amount, which may limit your return at maturity.

▪     You are unwilling to make an investment that is exposed to the potential loss of 1% of the principal amount for each percentage point that the underlying shares decrease over the term of the PLUS.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the underlying shares or to holders of any of the stocks held by the index fund.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the PLUS to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the PLUS.

October 2017	Page 4

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement. Investing in the PLUS is not equivalent to investing directly in the underlying shares or in any of the stocks held by the index fund. You should understand the risks of investing in the PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the PLUS in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement; and

“— General risks related to index funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	PLUS do not pay interest and may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the price of the underlying shares, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $14.50 per PLUS (145.00% of the stated principal amount). Although the leverage factor provides 300% exposure to any amount by which the final share price is greater than the initial share price, because the payment at maturity will be limited to 145.00% of the stated principal amount for the PLUS (based on the maximum payment at maturity of $14.50), any increase in the final share price over the initial share price by more than 15.00% of the initial share price will not further increase the return on the PLUS.

▪	Credit risk of HSBC USA Inc. The PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the PLUS in the secondary market, including: the trading price, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the Underlying Shares” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	Investing in the PLUS is not equivalent to investing in the underlying shares. Investing in the PLUS is not equivalent to investing in the underlying shares. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪	No affiliation with the Alerian MLP ETF. We are not affiliated with the Alerian MLP ETF. We have not made any independent investigation of the adequacy or completeness of the information about the Alerian MLP ETF contained in this free writing prospectus. You should make your own investigation into the underlying shares and the Alerian MLP ETF. We are not responsible for the Alerian MLP ETF’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	There is limited anti-dilution protection. For certain events affecting the underlying shares, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the terms of the PLUS, including the price of the underlying shares. However, the calculation agent is not required to make an adjustment for every corporate

October 2017	Page 5

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

action which affects the underlying shares. If an event occurs that does not require the calculation agent to adjust any term of the PLUS, the market price of the PLUS may be materially and adversely affected. See “Additional Terms of the Notes—Antidiultion and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

▪	The performance and market value of the underlying shares during periods of market volatility may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares. During periods of market volatility, securities underlying the index fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the underlying index as well as the net asset value per share of the underlying shares, which could materially and adversely affect the value of the PLUS in the secondary market and/or reduce your payment at maturity.

▪	The stocks held by the index fund are concentrated in one sector. All of the securities held by the index fund are issued by energy infrastructure Master Limited Partnerships (MLPs). As a result, the securities that will determine the performance of the PLUS are concentrated in one sector. Although an investment in the PLUS will not give holders any ownership or other direct interests in the index fund or the securities held by the index fund, the return on the PLUS will be subject to certain risks associated with a direct equity investment in energy infrastructure MLPs. Accordingly, by investing in the PLUS, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪	An investment in the securities is subject to risks associated with the energy sector. The index fund invests primarily in energy infrastructure companies. Energy infrastructure companies are subject to risks specific to the industry they serve including, but not limited to, the following:

•	worldwide and domestic supply of, and demand for, energy commodities available for transporting, processing or storing;

•	new construction risks and acquisition risk that can limit growth potential;

•	sustained reduced demand for crude oil, natural gas and refined petroleum products resulting from a recession, an increase in market price or higher taxes;

•	changes in domestic and foreign governmental regulations and taxes;

•	extreme weather, changes in weather patterns and climatic changes;

•	rising interest rates which could result in a higher cost of capital and drive investors into other investment opportunities;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic conditions worldwide.

▪	An investment in the securities is subject to risks associated with MLPs. All securities held by the index fund are issued by MLPs. Investment in securities of MLPs involve risks that differ from investments in common stocks, including risks related to limited control and limited rights to vote on matters affecting MLPs, and risks related to potential conflicts of interest between MLPs and MLP’s general partners. In addition, securities of MLPs often have less liquidity than common stocks of larger companies, and the tax treatment of MLPs may be adversely changed. All these factors may adversely affect the prices of the securities held by the index fund and consequently, the price of the underlying shares and the return on the securities.

▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the PLUS. The Alerian MLP Infrastructure Index (the “underlying index”) is the underlying index of the index fund. The

October 2017	Page 6

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

investment advisor to the index fund, ALPS Advisors, Inc. (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the PLUS.

▪	The estimated initial value of the PLUS, which will be determined by us on the pricing date, will be less than the price to public and may differ from the market value of the PLUS in the secondary market, if any. The estimated initial value of the PLUS will be calculated by us on the pricing date and will be less than the price to public. The estimated initial value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the PLUS. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the PLUS may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the PLUS to be more favorable to you. We will determine the value of the embedded derivatives in the PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your PLUS in the secondary market (if any exists) at any time.

▪	The price of your PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your PLUS in the secondary market, if any, the price you would receive for your PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the PLUS to maturity. Any sale of the PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 8 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the distributors of the PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the official closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share

October 2017	Page 7

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

price, the payment at maturity will be based solely on the official closing price of the underlying shares on the valuation date.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the PLUS. As calculation agent, HSBC or one of its affiliates will determine the initial share price and the final share price, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, including with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares, may adversely affect the payout to you at maturity, if any. Although the calculation agent will make all determinations and take all action in relation to the PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your PLUS. The calculation agent is under no obligation to consider your interests as a holder of the PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the index fund or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the PLUS. Such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The performance and market value of the index fund during periods of market volatility may not correlate with the performance of its underlying index as well as the net asset value per share of the index fund. During periods of market volatility, securities underlying the index fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the index fund and the liquidity of the index fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the index fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the index fund. As a result, under these circumstances, the market value of shares of the index fund may vary substantially from the net asset value per share of the index fund. For all of the foregoing reasons, the performance of the index fund may not correlate with the performance of the underlying index as well as the net asset value per share of the index fund, which could materially and adversely affect the value of the PLUS in the secondary market and/or reduce your payment at maturity, if any.

▪	The PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

October 2017	Page 8

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Information About the Underlying Shares

The shares of the Alerian MLP ETF (the “index fund”) are issued by ALPS ETF Trust (the “trust”), a registered investment company. The index fund seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The underlying index is the Alerian MLP Infrastructure Index, which is a subset of the Alerian MLP Index. The index fund’s investment advisor is ALPS Advisors, Inc. (“ALPS”). The index fund’s shares trade on the NYSE Arca under the ticker symbol “AMLP.” The trust’s SEC CIK Number is 0001414040. The inception date of the index fund was August 25, 2010.

For additional information regarding the trust and ALPS, please consult the reports and other information that the trust files with the SEC. In addition, information regarding the index fund may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, at http://www.alerianetfs.com and http://www.alerianmlp.com. We are not incorporating by reference the websites, the sources listed above or any material they include in this document.

Investment Objective and Strategy

The Alerian MLP ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The index fund’s investment objective may be changed by its board of trustees without shareholder approval. The index fund will normally invest at least 90% of its total assets in component securities (or depositary receipts based on such securities) of the underlying index. The index fund generally will invest in all of the securities that comprise the underlying index in proportion to their weightings in the underlying index; however, under various circumstances, it may not be possible or practicable to purchase all of the securities in the underlying index in those weightings. In addition, the index fund may not be fully invested at times as a result of cash flows into the index fund or reserves of cash held by the index fund to meet redemptions and expenses. In any of those circumstances, the index fund may purchase a sample of the securities in the underlying index or utilize various combinations of other available investment techniques in seeking performance which corresponds to the performance of the underlying index. The index fund may invest its remaining assets in money market instruments, including repurchase agreements or other funds which invest exclusively in money market instruments, convertible securities, structured notes linked to the underlying index or its components, forward foreign currency exchange contracts and in swaps, options and futures contracts. Swaps, options and futures contracts (and convertible securities and structured notes) may be used by the index fund in seeking performance that corresponds to the underlying index, and in managing cash flows. The index fund will not invest in money market instruments as part of a temporary defensive strategy to protect against potential stock market declines.

Correlation

The performance of the index fund and the underlying index may vary due to a variety of factors. Unlike many ETFs, the index fund expects to effect redemptions of creation units for cash, rather than in-kind. The index fund may not be fully invested at times, either as a result of cash flows into the index fund or reserves of cash held by the index fund to meet redemptions and expenses. In addition, another significant factor is the index fund’s tax expense (as described in the next paragraph), as well as the index fund’s operating expenses (including management fees) and costs the index fund incurs in buying and selling securities, especially when rebalancing the index fund’s holdings to reflect changes in the composition of the underlying index.

Unlike most other investment companies, the index fund is not eligible to elect to be treated as a regulated investment company for tax purposes because of its investments primarily in MLPs invested in energy assets. Thus, the index fund is obligated to pay applicable federal and state corporate income taxes on its taxable income. The amount of taxes paid by the index fund will vary depending on the amount of income and gains derived from investments or sales of MLP interests, and these taxes will reduce the return on an investment in the index fund. In addition, the index fund expects that a portion of the quarterly and other distributions it receives from the MLPs it holds may be treated as a tax deferred return of capital, thus reducing the index fund’s adjusted tax basis in the relevant MLP units. These reductions in the index fund’s adjusted tax basis in the MLP units will increase the amount of gain (or decrease the amount of loss) recognized by the index fund on a subsequent sale of the securities. The index fund will accrue deferred income taxes for any future tax liability associated with that portion of MLP distributions considered to be a tax-deferred return of capital as well as capital appreciation of its investments. Upon the sale of an MLP unit, the index fund may be liable for previously deferred taxes. The underlying index, however, is calculated without any deductions for taxes. As a result, the index fund’s after tax performance could differ significantly from the underlying index even if the pretax performance of the index fund and the performance of the underlying index are closely correlated.

The Underlying Index

The Alerian MLP Infrastructure Index is currently comprised of 25 energy infrastructure MLPs. The MLPs in the underlying index earn a majority of their revenues from transportation, storage and processing of energy commodities. The underlying index constituents earn the majority of their cash flow from the transportation, storage, and processing of energy commodities.

The underlying index is calculated using a capped, float-adjusted, capitalization weighted methodology and is disseminated real-time on a price-return basis by the NYSE under the ticker “AMZI” and by other data vendors. The base date for the underlying index is December 29, 1995, with a base value of 100. The underlying index is sponsored and maintained by Alerian and is calculated by Standard & Poor’s. Additional information about the underlying index may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and on the index sponsor’s website, www.alerian.com. We are not incorporating by reference the website, the sources listed above or any material they include in this document.

October 2017	Page 9

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Index Constituents

The following criteria must be met for a current constituent to be eligible to remain in the underlying index or for a new constituent to be eligible for addition to the underlying index:

1.	Is a publicly traded partnership or limited liability company;

2.	Earns the majority of its pro forma cash flow from the pipeline transportation, storage, and processing of energy commodities (which is not meant to include production, retail marketing, royalty, marine transportation, wholesale distribution and power generation);

3.	Represents the primary limited partner interests of a partnership or LLC that is an operating company (excluding, among others, the following types of securities: general partner interests, i-units, preferred units, exchange-traded products, open-end funds, closed end funds and royalty trusts);

4.	Has a distribution policy intended to consistently maintain or increase distributions over time;

5.	Has generated positive distributable cash flow for the trailing four quarters combined (exceptions are made on a case-by-case basis for transformative acquisitions and completed projects; a company that has not reported four quarters’ worth of earnings as a public company is required instead to have generated positive distributable cash flow during each reported quarter and projected positive distributable cash flow for the period specified in its final initial public offering prospectus);

6.	Declared at least its pro rata minimum quarterly distribution for the trailing two quarters (a company that cuts its distribution due to publicly ongoing merger or buyout discussions will not be removed from the underlying index on that basis alone and the projected distribution set forth in the IPO prospectus will be used for a newly public company);

7.	Maintained or grew its distribution quarter-over-quarter for at least one of the trailing two quarters;

8.	Has a median daily trading volume on all U.S. exchanges of at least $2.5 million for the six-month period preceding the data compilation and analysis date; and

9.	Has an adjusted market capitalization of at least $2 billion.

The majority of pro forma cash flow for purposes of criteria 2 above is calculated on a trailing-two-quarter basis using a partnership’s reported business segments. Cash flow from a partnership’s general partner (“GP”) interest or incentive distribution rights in another publicly traded partnership or LLC is zeroed for the purposes of this determination. Pro forma information is included to accelerate the eligibility of partnerships that have been transformed by a recent acquisition.

A non-constituent will only be added to the underlying index if it meets all criteria during the quarterly rebalancing process, subject to the minimum constituent requirement described below. A constituent will remain in the underlying index if it continues to meet the first eight criteria and has an adjusted market capitalization of at least $1.6 billion (20% below the entry threshold). Constituents will only be removed from the underlying index for failing to do so during the quarterly rebalancing process. A non-constituent that has entered into a merger agreement to be acquired is not eligible to be added to the underlying index.

The underlying index must have a minimum of 20 constituents. If the number of constituents would otherwise fall below 20, constituents are added on the rebalancing date until the underlying index has 20 constituents, with preference given according to the following criteria, in order:

a. Fewest number of failed criteria above, numbers six through nine above; and

b. Adjusted market capitalization.

These criteria are reviewed regularly to ensure consistency with industry trends.

Calculation of and Adjustments to the Underlying Index

The underlying index is calculated by Standard & Poor’s using a float-adjusted, capitalization-weighted methodology. That means the level of the underlying index reflects the total market value of all the constituent MLP units relative to a particular base period. The index value at any time equals the aggregate value of the MLP units included in the underlying index (adjusted for units outstanding and investable weight factor, described below), divided by the divisor. The divisor is intended to ensure consistency over time relative to the base period. The divisor was initially equal to the index market capitalization on December 29, 1995 divided by 100, and is adjusted following each quarterly rebalancing to equal the post-rebalancing index market capitalization divided by the index value prior to the rebalancing. The underlying index does not account for cash distributions, as it is not a “total return” index.

Units included in the calculation of units outstanding include, but are not limited to, common units, subordinated units, special class units, and paid-in-kind units. Units excluded from the calculation of units outstanding are GP units, management incentive units, and tradable, non-common units.

The units outstanding number generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or SEC document filed in connection with a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected for index share calculation and constituent selection purposes in a security’s units outstanding:

October 2017	Page 10

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Qualifying Transaction	When Reflected in Units Outstanding
Follow-on public equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (“PIPEs”)	Time of closing
Unit repurchases	Earlier of time of press release or current report
At-the-market equity offerings	As reported in periodic reports, prospectuses, or proxies

Unless a lock-up period has been specified, common units issued in a PIPE transaction are considered to be freely tradable upon the earlier of (a) the effective date of the relevant SEC registration statement or (b) 180 days after the transaction close.

A security’s investable weight factor (“IWF”) is calculated as follows:

(Units outstanding — Non-common units — Unregistered common units — Insider-owned common units) / Units outstanding.

Non-common units consist of tradable preferred stock, tradable institutional units (“i-units”), tradable rights, tradable warrants, tradable shares, tradable subordinated units, and similar instruments that do not represent common units of the MLP. Unregistered common units are common units issued in PIPE transactions, which are not considered to be freely tradable until the expiration of the lock-up period or, if no lock-up period is specified, the earlier of the effective date of the applicable SEC registration statement or 180 days after the closing of the PIPE transaction. Insider-owned common units are those which are included in Item 12 (“Security Ownership of Certain Beneficial Owners and Management”) of a constituent’s latest annual report or proxy statement and includes units owned by all directors and named executive officers, plus common units owned by GPs and/or persons or entities with board representation. Other documents (e.g., press releases, Form 8-Ks and prospectus supplements) indicating changes to ownership by a GP are reflected immediately.

The GP adjustment is a percentage equal to 100% minus the GP percentage. For constituents with a non-economic GP or no GP at all, the GP percentage is 0%. For traditional MLPs, the index sponsor states that the GP percentage typically starts at 2%, but may fall if the GP does not participate in future offerings and is therefore its GP interest is diluted. The index sponsor will only update the GP percentage upon the filing of the constituents’ annual reports indicating such a change.

Index Rebalancing

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September, and December, and are effective at the open of the next trading day. In the event that the major U.S. exchanges are closed on the third Friday of March, June, September, or December, the rebalancing will take place after market close on the immediately preceding trading day. Data relating to constituent eligibility, additions, and deletions are compiled and analyzed as of 4:00 p.m., Eastern Standard Time on the first Friday of March, June, September, and December. Each constituent’s index shares are then calculated according to the reweighting process described below, and assigned after market close on the quarterly rebalancing date. Since index shares are assigned based on prices on the first Friday of March, June, September, and December, the weight of each constituent on the quarterly rebalancing date may differ from its target weight due to market movements.

After market close on the first Friday of March, June, September, and December, the post-rebalancing constituents are weighted and ranked by float-adjusted market capitalization. If the weight of the largest constituent exceeds 10.00%, it is assigned a weight of 10.00% and its excess weight is proportionately distributed to the remaining constituents. After this distribution, if the weight of the second largest constituent exceeds 7.50%, it is assigned a weight of 7.50% and its excess weight is proportionately distributed to the remaining constituents. This process is repeated for the third, fourth, fifth, and sixth largest constituents, with excess weights proportionately distributed to the remaining constituents. After these distributions, if the weight of the seventh largest constituent exceeds 4.75%, it is assigned a weight of 4.75% and its excess weight is proportionately distributed to the remaining constituents. This process is repeated until none of the remaining constituents has a weight that exceeds 4.75%.

Special rebalancings are triggered by corporate actions and are implemented as practically as possible on a case-by-case basis. Generally, in a merger between two or more index constituents, the special rebalancing will take place one full trading session after the constituent’s issuance of a press release indicating that all needed merger votes have passed. If the stock is delisted before market open on the day after all needed merger votes have passed, the delisted security will trade at the conversion price, including any cash consideration. Only the units outstanding and IWF of the surviving constituents in a merger will be updated to reflect the latest information available. Index shares are then calculated to the weighting methodology above and assigned after market close on the rebalancing date.

Index Governance: An independent advisory board of MLP and energy infrastructure executives, legal partners, and other senior financial professionals reviews all methodology modifications and constituent changes. The board is comprised of a minimum of five members, all of whom must be independent.

October 2017	Page 11

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Information as of market close on October 23, 2017:

Bloomberg Ticker Symbol:	AMLP

Current Share Closing Price:	$10.63	52 Week High (on 2/3/2017):	$13.29

52 Weeks Ago:	$12.64	52 Week Low (on 8/21/2017):	$10.54

Historical Information

The following graph sets forth the historical performance of the underlying shares based on the daily historical closing prices from August 25, 2010 through October 23, 2017. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Closing Prices August 25, 2010 to October 23, 2017

October 2017	Page 12

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The following table sets forth the quarterly high, low, and closing prices of the underlying shares for each calendar quarter in the period from August 25, 2010 through October 23, 2017. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of underlying shares should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
8/25/2010	9/30/2010	$15.45	$14.95	$15.45
10/1/2010	12/31/2010	$16.11	$15.45	$16.07
1/1/2011	3/31/2011	$16.53	$15.83	$16.36
4/1/2011	6/30/2011	$16.73	$15.46	$16.04
7/1/2011	9/30/2011	$16.17	$14.12	$15.24
10/1/2011	12/31/2011	$16.62	$14.99	$16.62
1/1/2012	3/31/2012	$17.18	$16.51	$16.64
4/1/2012	6/30/2012	$16.87	$15.28	$15.98
7/1/2012	9/30/2012	$16.62	$15.98	$16.57
10/1/2012	12/31/2012	$16.86	$15.58	$15.95
1/1/2013	3/31/2013	$17.72	$15.95	$17.72
4/1/2013	6/30/2013	$18.07	$17.16	$17.85
7/1/2013	9/30/2013	$18.28	$17.04	$17.59
10/1/2013	12/31/2013	$17.98	$17.07	$17.79
1/1/2014	3/31/2014	$17.80	$17.34	$17.66
4/1/2014	6/30/2014	$19.00	$17.66	$19.00
7/1/2014	9/30/2014	$19.31	$18.08	$19.17
10/1/2014	12/31/2014	$19.17	$16.50	$17.52
1/1/2015	3/31/2015	$17.66	$16.22	$16.57
4/1/2015	6/30/2015	$17.24	$15.56	$15.56
7/1/2015	9/30/2015	$15.96	$11.51	$12.48
10/1/2015	12/31/2015	$14.14	$9.98	$12.05
1/1/2016	3/31/2016	$12.16	$7.97	$10.92
4/1/2016	6/30/2016	$12.91	$10.27	$12.72
7/1/2016	9/30/2016	$12.95	$12.07	$12.69
10/1/2016	12/31/2016	$12.72	$11.86	$12.60
1/1/2017	3/31/2017	$13.29	$12.48	$12.71
4/1/2017	6/30/2017	$12.80	$11.06	$11.96
7/1/2017	9/30/2017	$12.10	$10.54	$11.22
10/1/2017	10/23/2017*	$11.43	$10.84	$10.84

* This document includes information for the fourth calendar quarter of 2017 for the period from October 1, 2017 through October 23, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

October 2017	Page 13

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	40435H327
ISIN:	US40435H3277
Minimum ticketing size:	$1,000 / 100 PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each PLUS, and therefore significant aspects of the tax treatment of each PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each PLUS. Under one approach, each PLUS could be treated as a pre-paid executory contract with respect to the index fund. We intend to treat each PLUS consistent with this approach. Pursuant to the terms of each PLUS, you agree to treat each PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each PLUS as a pre-paid executory contract with respect to the index fund. Pursuant to this approach, we do not intend to report any income or gain with respect to each PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the PLUS for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a PLUS is required to accrue income in respect of the PLUS prior to the receipt of payments under the PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the PLUS could be subject to U.S. withholding tax in respect of a PLUS. It is unclear whether any regulations or other guidance would apply to the PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the PLUS.

We will not attempt to ascertain whether the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If the index fund were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC. You should refer to information filed with the SEC and other authorities by the index fund and consult your tax advisor regarding the possible consequences to you if the index fund is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the issuer’s determination that the PLUS is not a “delta-one” instrument, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the PLUS. However, it is possible that the PLUS could be treated as deemed reissued for U.S.

October 2017	Page 14

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

federal income tax purposes upon the occurrence of certain events affecting the index fund or the PLUS, and following such occurrence the PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the index fund or the PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of a PLUS will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the PLUS and will receive a fee of $0.225 per $10 stated principal amount and will pay to Morgan Stanley Wealth Management a fixed sales commission of $0.175 for each PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the original issue date set forth above, which is more than two business days following the pricing date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This free writing prospectus relates to an offering of the PLUS linked to the underlying shares. The purchaser of a PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of PLUS relates to the underlying shares, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any security held by the index fund or as to the suitability of an investment in the PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and ETF Underlying Supplement dated March 5, 2015. If the terms of the PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall

October 2017	Page 15

PLUS Based on the Price of the Alerian MLP ETF due February 5, 2019
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of both the accompanying ETF Underlying Supplement and the prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

This document provides a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

October 2017	Page 16